Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

DYNAVAX TECHNOLOGIES CORPORATION

DYNAVAX TECHNOLOGIES CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is DYNAVAX TECHNOLOGIES CORPORATION

SECOND: The Corporation was originally incorporated under the same name and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 6, 2000.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend its Sixth Amended and Restated Certificate of Incorporation as follows:

1. Article IV shall be amended and restated to read in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock. The Corporation shall be authorized to issue 139,000,000 shares of Common Stock at $0.001 par value, and 5,000,000 shares of Preferred Stock at $0.001 par value. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board). The rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series of Preferred Stock will be determined or altered by the Board of Directors. The Board of Directors shall also have the authority to fix or alter the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding), the number of shares of any series subsequent to the issue of shares of that series.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted at the Annual Meeting of Stockholders held on June 2, 2017 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 2nd day of June, 2017.

DYNAVAX TECHNOLOGIES CORPORATION

By:	/s/ EDDIE GRAY
Eddie Gray, Chief Executive Officer